Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
January 7, 2015 and the Prospectus dated April 2, 2012
Registration No. 333-180521

VENTAS REALTY, LIMITED PARTNERSHIP

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to
$600,000,000 3.500% Senior Notes due 2025

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$600,000,000

Final Maturity Date:	February 1, 2025

Public Offering Price:	99.663%, plus accrued and unpaid interest, if any, from January 14, 2015

Coupon:	3.500%

Yield to Maturity:	3.540%

Benchmark Treasury:	2.250% due November 15, 2024

Benchmark Treasury Yield:	1.940%

Spread to Benchmark Treasury:	T+160 bps

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2015

Optional Redemption:

The redemption price for notes that are redeemed before November 1, 2024 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus (ii) a make-whole premium (T+25 bps). The redemption price for notes that are redeemed on or after November 1, 2024 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, and will not include a make-whole premium.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC

Senior Co-Managers:	Barclays Capital Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
Jefferies LLC
RBS Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.

CUSIP / ISIN:	92277G AE7 / US92277GAE70

Denominations:	$1,000 x $1,000

Trade Date:	January 7, 2015

Settlement Date:	January 14, 2015 (T+5)

It is expected that delivery of the notes will be made to investors on or about January 14, 2015, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Form of Offering:	SEC Registered (Registration No. 333-180521)

Terms applicable to
$300,000,000 4.375% Senior Notes due 2045

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	February 1, 2045

Public Offering Price:	99.500%, plus accrued and unpaid interest, if any, from January 14, 2015

Coupon:	4.375%

Yield to Maturity:	4.405%

Benchmark Treasury:	3.125% due August 15, 2044

Benchmark Treasury Yield:	2.505%

Spread to Benchmark Treasury:	T+190 bps

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2015

Optional Redemption:

The redemption price for notes that are redeemed before August 1, 2044 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus (ii) a make-whole premium (T+30 bps). The redemption price for notes that are redeemed on or after August 1, 2044 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, and will not include a make-whole premium.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
TD Securities (USA) LLC

Senior Co-Managers:	Barclays Capital Inc.
BBVA Securities Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
Jefferies LLC

RBS Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
Fifth Third Securities, Inc.

CUSIP / ISIN:	92277G AF4 / US92277GAF46

Denominations:	$1,000 x $1,000

Trade Date:	January 7, 2015

Settlement Date:	January 14, 2015 (T+5)

It is expected that delivery of the notes will be made to investors on or about January 14, 2015, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Form of Offering:	SEC Registered (Registration No. 333-180521)

Additional Changes to the Preliminary Prospectus Supplement:

On an as adjusted basis, after giving effect to the sale of the notes offered hereby and the application of the net proceeds therefrom, as if each had occurred on September 30, 2014, we would have had approximately $11.1 billion of outstanding indebtedness (excluding unamortized fair value adjustment and unamortized discounts).

Ventas, Inc. and the issuer have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the issuer have filed with the SEC, including the prospectus supplement, for more complete information about Ventas, Inc., the issuer and this offering.  You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, Ventas, Inc., the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Merrill Lynch, Pierce Fenner & Smith Incorporated by telephone at 800-294-1322 or via email at dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: High Grade Syndicate Desk, 3rd Floor, by telephone: 212-834-4533 (collect); RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10281, Attn: Debt Capital Markets or by calling 1-866-375-6829 or by emailing usdebtcapitalmarkets@rbccm.com; or TD Securities (USA) LLC, 31 West 52nd Street, New York, New York, 10019, Attention: Debt Capital Markets or by calling 1-855-495-9846.